EXHIBIT 10.3

Summary of Amendment to John Jacquay Employment Agreement

On April 27, 2011, AboveNet, Inc. (the “Company”) and John Jacquay, the Company’s (former) Senior Vice President for Sales and Marketing, agreed that Mr. Jacquay would resign from his position as Senior Vice President of Sales and Marketing as of July 15, 2011.  Mr. Jacquay will continue to be employed by the Company and will provide services on other projects through December 31, 2011 (the “Contract Expiration Date”), at which time he will separate from the Company.  In connection with his separation from the Company on the Contract Expiration Date, Mr. Jacquay will forfeit any unvested stock units held by him as of that date.  The Company and Mr. Jacquay have also agreed that his bonus target amount for 2011 will be $304,000.  In the event that the Company achieves the adjusted EBITDA target of $198,200,000 in 2011, Mr. Jacquay would be paid his bonus target amount on or before March 15, 2012.